Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan
	Vice President	Senior Vice President		Senior Vice President
	952-936-7216	952-936-7214		952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	Revenues of $25.4 Billion Increased 10% Year-Over-Year

•	Optum Businesses Increased Revenues 20% Year-Over-Year

•	UnitedHealthcare Businesses Grew By More Than 1.2 Million People in First Quarter

MINNEAPOLIS (April 21, 2011) – UnitedHealth Group (NYSE: UNH) today reported first quarter results, highlighted by accelerated revenue growth from both its UnitedHealthcare and Optum businesses1. First quarter 2011 net earnings were $1.22 per share. Key performance metrics and costs were in line with or better than Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Demand is increasing for greater connectivity, transparency and sustainable cost structures across the health system, as consumers, payers and care providers call for quality care at affordable prices. UnitedHealth Group is well-positioned for sustained growth as we address these expanding market needs with consistent performance, solid fundamental execution and practical innovation that helps customers achieve their goals.”

The Company updated its full year financial outlook based on first quarter results and business trends, and now forecasts 2011 revenues approaching $101 billion, net earnings in the range of $3.95 to $4.05 per share and cash flows from operations in a range of $5.8 billion to $6.2 billion.

[1]	In 2011 the Company realigned certain of its businesses to better respond to market changes and opportunities that are emerging as the health system evolves. Further information about the realignment is included in the Earnings Release Schedules and Supplementary Information included with this press release.

Quarterly Financial Performance
Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Revenues	$25.43 billion	$23.19 billion	$24.03 billion
Earnings From Operations	$2.22 billion	$2.02 billion	$1.80 billion
Net Margin	5.3%	5.1%	4.3%

•

UnitedHealth Group’s consolidated first quarter 2011 revenues of $25.4 billion increased $2.2 billion or 10 percent year-over-year. UnitedHealthcare revenues increased by 9 percent, led by a 21 percent year-over-year increase in the UnitedHealthcare Community & State business, while Optum’s 20 percent revenue increase included revenue advances above 30 percent year-over-year from both OptumHealth and OptumInsight.

•	First quarter earnings from operations were $2.2 billion and net earnings were $1.35 billion or $1.22 per share, an increase of 18 percent from first quarter 2010 results.

•	The first quarter net margin of 5.3 percent increased 20 basis points from 5.1 percent in the first quarter of 2010.

•

First quarter 2011 cash flows from operations of $1.22 billion were up slightly from $1.20 billion in the first quarter of 2010 and were stronger than projected, considering customers had prepaid nearly $400 million more than expected in the fourth quarter of 2010.

•

There were nine days sales outstanding in accounts receivable at the end of the first quarter of 2011 compared to nine days at March 31, 2010. First quarter 2011 days claims payable decreased three days year-over-year to 46 days at March 31, 2011, due to continued acceleration in the claims receipt and processing cycles.

UnitedHealth Group – Continued

•

The first quarter 2011 medical care ratio of 81.4 percent was stable, increasing 10 basis points year-over-year. First quarter results reflect successful efforts in aligning consumer engagement with clinical care management and a continuation of a moderated level of overall health system use. Favorable prior year reserve development of $440 million in first quarter 2011 was comparable to $490 million in the first quarter of 2010 – both representing less than 1 percent of the previous year’s medical costs.

•

The first quarter operating cost ratio of 14.2 percent increased only 10 basis points year-over-year despite the 17 percent growth in fee-based revenues, which carry disproportionately higher operating costs than risk-based products. The multi-year initiative to align, simplify and streamline the organization for the benefit of customers continues to produce quarterly gains in quality, efficiency, and overall performance.

•

The first quarter 2011 tax rate decreased 1 percentage point year-over-year to 36 percent. The higher 2010 tax provision included the cumulative implementation of changes that increased income taxes under the Affordable Care Act.

•

UnitedHealth Group’s quarter-end debt to debt-plus-equity ratio was consistent with recent quarters at 30.5 percent, and annualized return on equity based on first quarter results of 21 percent increased from 20 percent in the first quarter of 2010.

•	UnitedHealth Group repurchased 15 million shares for $620 million through the first three months of 2011 and ended the quarter with more than $900 million in cash available for general corporate use.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals, delivers health and well-being benefits to Medicare beneficiaries and retirees, and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly Financial Performance
Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Revenues	$23.87 billion	$21.97 billion	$22.53 billion
Earnings From Operations	$1.90 billion	$1.69 billion	$1.65 billion
Operating Margin	8.0%	7.7%	7.3%

•

First quarter 2011 UnitedHealthcare revenues of $23.9 billion increased $1.9 billion or 9 percent year-over-year. Revenue growth was driven by an increase of 1.9 million people served in the past year, including more than 1.2 million in the first quarter of 2011. Participation increased in every product category in the past year, led by organic growth of nearly 1.1 million people using commercial benefit products.

•

Earnings from operations for UnitedHealthcare for the first quarter of 2011 increased year-over-year to $1.9 billion. The first quarter 2011 operating margin improved 30 basis points year-over-year due to the benefits of growth and continued cost management disciplines.

UnitedHealthcare Business Results – Continued

UnitedHealthcare Employer & Individual

•

The UnitedHealthcare Employer & Individual business grew to serve 790,000 more people in first quarter 2011. Growth was led by the increase of 725,000 people using fee-based products, while risk-based business grew by 65,000 people. For the trailing twelve months, fee-based offerings grew to serve 750,000 more people and risk-based business served an additional 330,000, bringing total organic growth to 1.08 million people over that time frame. First quarter 2011 commercial revenues of $11.1 billion grew $786 million or 8 percent over first quarter 2010 results.

•

UnitedHealthcare’s commercial medical care ratio, including risk-based specialty benefit products, decreased 40 basis points year-over-year to 78.6 percent, due to effective clinical management, favorable reserve development and moderated levels of overall health system use.

UnitedHealthcare Medicare & Retirement

•

First quarter Medicare & Retirement revenues of $9.4 billion grew $555 million or 6 percent year-over-year and included growth across the Medicare Advantage, Medicare Supplement and Part D prescription drug programs. The Medicare & Retirement business increased the number of people it serves by 490,000 in the past 12 months.

•

In Medicare Advantage, the Company brought services to 160,000 more seniors in the past year, an 8 percent year-over-year increase, including a net increase of 95,000 seniors served in the first quarter.

•

Growth in active Medicare Supplement products continued, with the number of seniors served increasing by 125,000 or 5 percent in the past 12 months, including 70,000 people in the first quarter of 2011.

•

At March 31, 2011, 4.7 million seniors participated in the Company’s stand-alone Part D prescription drug plans, an increase of 205,000 seniors served over the past 12 months and 215,000 in the first quarter of 2011.

UnitedHealthcare Community & State

•

First quarter Community & State revenues of $3.3 billion increased $566 million or 21 percent year-over-year. During the past 12 months, the Company expanded its Medicaid services to 345,000 more participants, including 70,000 in the first quarter. In addition to the membership gains, expansion in more complex and comprehensive programs with greater service intensity has driven a higher revenue growth rate for UnitedHealthcare Community & State.

Optum is an information and technology-enabled health services business serving the broad health care marketplace, including care providers, employers and plan sponsors, life sciences companies and consumers. By helping connect and align health system participants and providing them actionable intelligence at the points of decision-making, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience. Optum is organized based on core capabilities and markets under three segments: OptumHealth (health management and wellness, clinical services and financial services), OptumInsight (technology, intelligence, consulting and business outsourcing solutions), and OptumRx (pharmacy services). The breadth of this portfolio allows Optum to impact key activities that help enable sustainable health communities.

Quarterly Financial Performance
Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Total Revenues	$6.81 billion	$5.69 billion	$6.16 billion
Earnings From Operations	$322 million	$325 million	$153 million
Operating Margin	4.7%	5.7%	2.5%

•

Total Optum revenues for the first quarter of 2011 of $6.8 billion increased $1.1 billion or 20 percent, driven by organic growth and contributions from recent acquisitions. All businesses increased revenues year-over-year.

•

Optum’s earnings from operations of $322 million in first quarter 2011 were stable year-over-year. Growth in revenues was offset by an expected reduction in operating margins due to changes in business mix within Optum’s businesses and investments for future growth.

Optum Business Results – Continued

OptumHealth

•

OptumHealth first quarter 2011 revenues of $1.5 billion increased $405 million or 37 percent year-over-year. The revenue increase was led by expansion in clinical services and strong consumer growth in population health management products sold to payers and plan sponsors, such as behavioral health management, wellness and health coaching services.

•

OptumHealth first quarter 2011 earnings from operations of $109 million decreased by $34 million year-over-year and the operating margin decreased by about 6 percentage points year-over-year to 7.2 percent. The decreases in earnings from operations and operating margin were expected, and reflect the implementation of Mental Health Parity legislation, internal business realignments and related revisions to service arrangements and continued investments in new market development and growth.

•

OptumHealth Financial Services continues to experience strong growth in dedicated health banking services. At March 31, 2011, assets under management grew nearly 30 percent year-over-year to $1.3 billion and total bank assets reached $1.6 billion, while the number of consumer accounts increased 9 percent to 2.2 million. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 42 percent by volume and almost 30 percent by payment value to nearly $12 billion in the quarter. This system now connects with 625,000 care providers – OptumHealth Financial Services achieved network connectivity growth of 18 percent year-over-year.

OptumInsight (formerly Ingenix)

•

OptumInsight first quarter 2011 revenues of $671 million increased $166 million or 33 percent year-over-year, driven by organic growth and contributions from recent acquisitions. First quarter sales bookings increased 15 percent year-over-year, driven by strength in compliance, consulting services for care providers and payers and business process outsourcing services.

•

The OptumInsight contract revenue backlog increased 55 percent year-over-year to $2.8 billion after adjusting for backlog pertaining to the announced divestiture of the i3-branded clinical trial services business, which is estimated to be completed during the second quarter of 2011. Strong demand for solutions that help health system participants improve connectivity, workflow and overall performance continues, further improving visibility on expected full year 2011 revenue growth.

•

OptumInsight’s first quarter 2011 earnings from operations of $83 million increased 57 percent year-over-year. The year-over-year first quarter operating margin improvement of 190 basis points to 12.4 percent reflects an increased level of higher margin product and solution sales and favorable first quarter operating costs. OptumInsight continues to invest in the development of capabilities to address health care industry needs in the areas of payer and provider clinical compliance, end to end revenue cycle management, connectivity and informatics in support of integrated care operating models, and overall health information technology adoption.

Optum Business Results – Continued

OptumRx (formerly Prescription Solutions)

•

OptumRx first quarter revenues of $4.6 billion grew 13 percent or $550 million year-over-year, driven by growth in people served and prescription volumes. At March 31, 2011, OptumRx served more than 13 million consumers, including 3.8 million through employers and independent plan sponsors.

•

OptumRx earnings from operations of $130 million were stable year-over-year. Investments in operating costs to support growth initiatives offset the earnings contribution from higher revenues. Growth in specialty pharmacy continues to be strong and the related earnings contribution is growing.

•

OptumRx continues to advance overall consumer value in its product offerings. OptumRx is positioned distinctively in the market, in part because of its strength in innovation. Examples include the Part D Pharmacy Saver program, which makes $2 per script generics available at select pharmacies and the Value Network, which focuses volume to a sub-network of 20,000 pharmacies to improve the cost profiles of pharmacy programs for employers or plan sponsors. Reflecting the focus on value and affordability, OptumRx first quarter 2011 generic dispensing rate improved 4 percentage points year-over-year to approximately 75 percent.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through May 5, 2011, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 11909577. This earnings release and the Form 8-K dated April 21, 2011 may also be accessed from the Investors page of the Company’s Web site.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; potential reductions in revenue received from Medicare and Medicaid programs; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the performance of our investment portfolio; possible impairment of the value of our intangible assets in connection with dispositions or if future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended March 31, 2011

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information - Including 2010 and 2009, as revised

•	UnitedHealthcare Customer Profile

•	2011 Revised Outlook

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Premiums	$23,003	$21,128
Services	1,598	1,364
Products	649	528
Investment and Other Income	182	173

Total Revenues	25,432	23,193

Operating Costs
Medical Costs	18,725	17,170
Operating Costs	3,617	3,276
Cost of Products Sold	599	483
Depreciation and Amortization	270	248

Total Operating Costs	23,211	21,177

Earnings from Operations	2,221	2,016

Interest Expense	(118)	(125)

Earnings Before Income Taxes	2,103	1,891

Provision for Income Taxes	(757)	(700)

Net Earnings	$1,346	$1,191

Diluted Net Earnings Per Common Share	$1.22	$1.03

Diluted Weighted-Average Common Shares Outstanding	1,099	1,156

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31,	December 31,
	2011	2010
Assets
Cash and Short-Term Investments	$12,150	$11,195
Accounts Receivable, net	2,495	2,061
Other Current Assets	5,173	5,137

Total Current Assets	19,818	18,393

Long-Term Investments	14,932	14,707
Other Long-Term Assets	30,585	29,963

Total Assets	$65,335	$63,063

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,543	$9,220
Commercial Paper and Current Maturities of Long-Term Debt	2,286	2,480
Other Current Liabilities	12,698	12,000

Total Current Liabilities	24,527	23,700

Long-Term Debt, less current maturities	9,359	8,662
Future Policy Benefits	2,442	2,361
Deferred Income Taxes and Other Liabilities	2,436	2,515
Shareholders’ Equity	26,571	25,825

Total Liabilities and Shareholders’ Equity	$65,335	$63,063

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net Earnings	$1,346	$1,191
Noncash Items:
Depreciation and amortization	270	248
Deferred income taxes and other	142	75
Share-based compensation	123	100
Net changes in operating assets and liabilities	(657)	(409)

Cash Flows From Operating Activities	1,224	1,205

Investing Activities
Cash paid for acquisitions, net of cash assumed	(541)	(78)
Purchases of property, equipment and capitalized software, net	(213)	(132)
Net purchases and maturities of investments	(583)	(373)

Cash Flows Used For Investing Activities	(1,337)	(583)

Financing Activities
Common stock repurchases	(620)	(626)
Net change in commercial paper and long-term debt	551	(608)
Share-based compensation excess tax benefit	21	7
Customer funds administered	1,050	898
Dividends paid	(135)	—
Other, net	(87)	(173)

Cash Flows From (Used For) Financing Activities	780	(502)

Increase in cash and cash equivalents	667	120
Cash and cash equivalents, beginning of period	9,123	9,800

Cash and cash equivalents, end of period	$9,790	$9,920

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION (a)

(in millions)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
UnitedHealthcare (b)	$23,874	$21,967

OptumHealth	1,507	1,102
OptumInsight	671	505
OptumRx	4,632	4,082

Total Optum	6,810	5,689
Eliminations	(5,252)	(4,463)

Total Consolidated Revenues	$25,432	$23,193

Earnings from Operations
UnitedHealthcare	$1,899	$1,691

OptumHealth	109	143
OptumInsight	83	53
OptumRx	130	129

Total Optum	322	325

Total Consolidated Earnings from Operations	$2,221	$2,016

Operating Margin
UnitedHealthcare	8.0%	7.7%
OptumHealth	7.2	13.0
OptumInsight	12.4	10.5
OptumRx	2.8	3.2
Total Optum	4.7	5.7

Consolidated Operating Margin	8.7%	8.7%

(a)	In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)	Revenues for the three months ended March 31, 2011 and 2010 were $11,142 and $10,356 for UnitedHealthcare Employer & Individual; $9,412 and $8,857 for UnitedHealthcare Medicare & Retirement; and $3,320 and $2,754 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION (a)

(in millions)

(unaudited)

	Three Months Ended					Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010		December 31, 2010
Revenues
UnitedHealthcare (b)	$21,967	$21,955	$22,283	$22,525		$88,730

OptumHealth	1,102	1,142	1,146	1,175		4,565
OptumInsight	505	529	592	716		2,342
OptumRx	4,082	4,202	4,168	4,272		16,724

Total Optum	5,689	5,873	5,906	6,163		23,631
Eliminations	(4,463)	(4,564)	(4,521)	(4,658)		(18,206)

Total Consolidated Revenues	$23,193	$23,264	$23,668	$24,030		$94,155

Earnings from Operations
UnitedHealthcare	$1,691	$1,565	$1,835	$1,649		$6,740

OptumHealth	143	142	103	123		511
OptumInsight	53	60	70	(99	) (c)	84
OptumRx	129	134	137	129		529

Total Optum	325	336	310	153		1,124

Total Consolidated Earnings from Operations	$2,016	$1,901	$2,145	$1,802		$7,864

Operating Margin
UnitedHealthcare	7.7%	7.1%	8.2%	7.3%		7.6%
OptumHealth	13.0	12.4	9.0	10.5		11.2
OptumInsight	10.5	11.3	11.8	(13.8)		3.6
OptumRx	3.2	3.2	3.3	3.0		3.2
Total Optum	5.7	5.7	5.2	2.5		4.8

Consolidated Operating Margin	8.7%	8.2%	9.1%	7.5%		8.4%

(a)	In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)	Revenues for 1Q10, 2Q10, 3Q10, 4Q10 and full year 2010 were $10,356, $10,528, $10,751, $10,954 and $42,589 for UnitedHealthcare Employer & Individual; $8,857, $8,535, $8,351, $8,298 and $34,041 for UnitedHealthcare Medicare & Retirement; and $2,754, $2,892, $3,181, $3,273 and $12,100 for UnitedHealthcare Community & State, respectively.

(c)	Includes a total of $200 in goodwill impairment and business line disposition charges.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION (a)

(in millions)

(unaudited)

	Three Months Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues
UnitedHealthcare (b)	$21,022	$20,632	$20,536	$20,540	$82,730

OptumHealth	1,004	1,023	1,092	1,093	4,212
OptumInsight	385	421	481	536	1,823
OptumRx	3,527	3,542	3,562	3,770	14,401

Total Optum	4,916	4,986	5,135	5,399	20,436
Eliminations	(3,934)	(3,963)	(3,976)	(4,155)	(16,028)

Total Consolidated Revenues	$22,004	$21,655	$21,695	$21,784	$87,138

Earnings from Operations
UnitedHealthcare	$1,323	$1,081	$1,255	$1,174	$4,833

OptumHealth	158	137	162	142	599
OptumInsight	49	59	64	74	246
OptumRx	138	163	195	185	681

Total Optum	345	359	421	401	1,526

Total Consolidated Earnings from Operations	$1,668	$1,440	$1,676	$1,575	$6,359

Operating Margin
UnitedHealthcare	6.3%	5.2%	6.1%	5.7%	5.8%
OptumHealth	15.7	13.4	14.8	13.0	14.2
OptumInsight	12.7	14.0	13.3	13.8	13.5
OptumRx	3.9	4.6	5.5	4.9	4.7
Total Optum	7.0	7.2	8.2	7.4	7.5

Consolidated Operating Margin	7.6%	6.6%	7.7%	7.2%	7.3%

(a)	In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)	Revenues for 1Q09, 2Q09, 3Q09, 4Q09 and full year 2009 were $10,707, $10,623, $10,493, $10,491 and $42,314 for UnitedHealthcare Employer & Individual; $8,098, $7,597, $7,546, $7,360 and $30,601 for UnitedHealthcare Medicare & Retirement; and $2,217, $2,412, $2,497, $2,689 and $9,815 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP

UNITEDHEALTHCARE CUSTOMER PROFILE

(in thousands)

(unaudited)

	March 31,		December 31,	March 31,	December 31,
People Served	2011		2010	2010	2009
Commercial Risk-based	9,470		9,405	9,140	9,415
Commercial Fee-based	16,130		15,405	15,380	15,210

Total Commercial	25,600		24,810	24,520	24,625

Medicare Advantage	2,165	(b)	2,070	2,005	1,790
Medicaid	3,390		3,320	3,045	2,900
Standardized Medicare Supplement	2,840		2,770	2,715	2,680

Total Public and Senior (a)	8,395		8,160	7,765	7,370

Total UnitedHealthcare - Medical	33,995		32,970	32,285	31,995
Medicare Part D Stand-alone	4,745		4,530	4,540	4,300

Total UnitedHealthcare	38,740		37,500	36,825	36,295

Supplemental Data
Total Part D Prescription Drug Plans	6,865		6,505	6,440	5,935

Consumer-Driven Health Plans (included in Commercial above)	3,825		3,410	3,275	2,765

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

(b)	Includes 35,000 individuals served in connection with a first quarter 2011 acquisition.

Note:	UnitedHealth Group served 77.1 million individuals across all businesses at March 31, 2011, 75.4 million at December 31, 2010, 75.2 million at March 31, 2010, and 70.3 million at December 31, 2009.

UNITEDHEALTH GROUP

Updated 2011 Outlook as of April 21, 2011 (a) (b)

($ and weighted-average shares in millions, except per share data)

Business		Revenue Ranges	Earnings from Operations
UnitedHealthcare Employer & Individual		$45,100 – $45,400
UnitedHealthcare Medicare & Retirement		35,300 – 35,600
UnitedHealthcare Community & State		13,400 – 13,600

UnitedHealthcare	Range of	94,000 – 94,500	$6,000 – $6,200

OptumHealth		6,200 – 6,400	345 – 375
OptumInsight (c)		2,500 – 2,700	375 – 415
OptumRx		18,600 – 19,000	480 – 510

Total Optum		27,300 – 28,100	1,200 – 1,300

Eliminations		(21,100) – (21,600)	–

	Approaching	$101,000	$7,200 – $7,500

Consolidated UnitedHealth Group			2011 Targets
UnitedHealth Group Medical Care Ratio			81.8% ± 50 bps
Operating Cost Ratio			15.0% ± 30 bps
Service Revenues			$6,100 – $6,300
Product Revenues			$2,600 – $2,800
Investment and Other Income			$600 – $650
Depreciation and Amortization			$1,075 – $1,100
Interest Expense			$500 – $550
Tax Rate			~36%
Net Margin			4.2% – 4.4%
Diluted Weighted-Average Shares			1,085 – 1,095
Diluted Net Earnings Per Common Share			$3.95 – $4.05
Days Medical Costs Claims Payable – Consolidated			46 – 48 days
Cash Flows from Operations			$5,800 – $6,200
Dividends Paid			$525 – $535
Share Repurchase			$2,000 – $2,500
Capital Expenditures			$1,000 – $1,100
Membership Growth:
Employer & Individual:
Risk-Based Growth			75,000 – 125,000 individuals
Fee-Based Growth			550,000 – 650,000 individuals
Medicare Advantage Growth			135,000 – 160,000 individuals
Medicaid Growth			225,000 – 300,000 individuals
Standardized Medicare Supplement Growth			70,000 – 90,000 individuals
Medicare Part D Stand-alone Growth			240,000 – 280,000 individuals

(a)	The outlook includes estimates for the impacts of the implementation of the Patient Protection and Affordable Care Act. Further decisions by federal and state governments around implementation as well as additional risk factors found in our SEC filings could cause actual results to differ materially from this outlook.

(b)	The outlook includes an estimated $0.12 to $0.15 per share for an assessment of our pro rata portion of policyholder claims of an unaffiliated and potentially insolvent long-term care insurance company.

(c)	The outlook assumes the announced divestiture of certain i3-branded clinical trial service businesses by OptumInsight will be completed during the second quarter of 2011.